Exhibit 10.4

October 30, 2006

Personal and Confidential

Ms. Colleen O’Keefe

11 Brittany Place

Basking Ridge, NJ 07920

Dear Colleen,

On behalf of Novell, Inc. (“Novell”), I am pleased to offer you the position of Senior Vice President of Novell, Worldwide Services. In this position, you will be reporting directly to Ron Hovsepian, President and Chief Executive Officer, and your responsibilities will be those commonly associated with the position of Senior Vice President, Worldwide Services. Your expected start date with Novell will be mutually agreed to between you and Ron Hovsepian, but in no event will it be later than December 4th, 2006.

Your base salary will be no less then $14,583.33 per bi-monthly pay period (less applicable tax withholding), which is $350,000 annualized (less applicable tax withholding). In addition to your base salary, you will be eligible to participate in Novell’s Annual Bonus Program. Your bonus will be based on the attainment of certain performance goals, which may be determined based on your individual performance, the performance of your group and/or Novell’s performance. These goals will be established by Novell, and your annualized target bonus will represent a percentage of your annual base salary, which may be up to 60% of your base salary. For Fiscal Year 2007, 50% of your first year bonus will be guaranteed.

You will also receive a one-time sign-on bonus equal to $200,000 (less applicable tax withholding) if you remain employed by Novell for six months. This sign-on bonus will be paid to you in a lump sum cash payment within the first sixty days of your employment; however, if, at any time within the six month period after the date you commence employment with Novell, either Novell terminates your employment for cause or you resign from your position with Novell for any reason, you will be required to immediately repay to Novell the entire amount of this sign-on bonus.

Upon commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase 200,000 shares of Novell common stock under one of Novell’s equity compensation plans. These options will vest 25% one year after your commencement date with an additional 2.0833% to vest on each monthly anniversary thereafter.

Ms. Colleen O’Keefe

October 30, 2006

In addition, upon commencement of your employment with Novell, you will be granted 100,000 restricted stock units under one of Novell’s equity compensation plans. The restricted stock units will vest one third per year for three years.

In addition to your initial stock option grant and restricted stock units, you will be eligible to participate in Novell’s discretionary Executive Long Term Incentive Equity Plan, which will provide you with the opportunity to receive annual stock option grants to purchase Novell common stock, subject to the approval of Novell’s Compensation Committee.

To facilitate your relocation to Boston from New Jersey, Novell, Inc. will provide you with $150,000 USD. This reimbursement will be made to you upon your move to Boston.

Lastly, in addition to the foregoing benefits, Novell offers an outstanding benefits package, which we view as an important part of our compensation program. The full range of benefits include: life, medical, dental and disability insurance coverage, four weeks of vacation per year, and 401K plan with company matching contribution of 4%. You are also eligible to receive financial planning reimbursement (up to a maximum cost of $10,000 USD per year).

While your employment with Novell is for no particular duration and is at-will, meaning that Novell or you may terminate the employment relationship at any time, with or without cause and with or without prior notice, you will be entitled to receive certain severance benefits if you execute the severance agreement that is attached to this offer letter as Exhibit A (the “Severance Agreement”), experience a termination that is covered by the Severance Agreement and comply with the terms and conditions of the Severance Agreement. Among the requirements of the Severance Agreement is that you comply with its confidentiality, non-competition and non-solicitation obligations and limitations. This offer is expressly contingent on your execution of the attached Severance Agreement.

Lastly, this offer is expressly contingent on your agreement to the terms, and execution, of the attached Intellectual Property Agreement (the “Intellectual Property Agreement”), a copy of which is attached as Exhibit B, as well as agreeing to be bound by the terms and conditions of Novell’s Code of Business Ethics and such other agreements required for employees of Novell.

*                            *                             *                             *                            *

The above terms of this offer letter set forth the entire terms and conditions of your offer of employment with Novell and supersede all prior or contemporaneous agreements, representations or understandings, written or oral, by or between Novell and you concerning the terms and conditions of your employment. This offer letter may only be modified by a written agreement signed by you and Novell’s Senior Vice President, People.

Ms. Colleen O’Keefe

October 30, 2006

This offer will remain valid through November 15, 2006. Please signify acceptance of this offer by signing the “Acceptance and Acknowledgment” at the end of this offer letter. In addition, please signify your acceptance to the terms and conditions of the Severance Agreement by signing the Severance Agreement attached as Exhibit A and the Intellectual Property Agreement by signing the Intellectual Property Agreement attached as Exhibit B. Return the signed copy of this document, along with the Severance Agreement and Intellectual Property Agreement, to Novell Human Resources c/o Alan Friedman (at 404 Wyman St., Suite 500, Waltham, MA 02451) in the enclosed pre-addressed envelope, and retain any copies for your files.

We look forward to your joining Novell and we are eager to see the results of your contributions to Novell as you offer your considerable talents and abilities — and hope that we in turn enrich your career and contribute to the fulfillment of your professional goals. If you have questions or wish to discuss this offer, please contact me.

Sincerely,

Alan J. Friedman

Senior Vice President, People

Ms. Colleen O’Keefe

October 30, 2006

Novell substantial and irrevocable damage and monetary damages would be inadequate to compensate Novell and, in addition to any other remedies or rights it may have, Novell shall be entitled to seek an injunction and all other available equitable relief to enforce the terms of this offer letter. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the offer letter. If any provision of this offer letter shall for any reason be held to be excessively broad as to length of time, scope, range of activities, geographic area or otherwise so as to be unenforceable at law, such provision(s) shall be reformed and construed by the appropriate judicial body to the fullest extent enforceable, and the remaining provisions of this offer letter will not be affected.

Signature

Printed Name

Date